UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 5, 2005

                            MUELLER INDUSTRIES, INC.
                            ------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                    1-6770              25-0790410
             -----------                 --------             ----------
        (State or other jurisdiction   (Commission File      (IRS Employer
             of incorporation)             Number)          Identification No.)

           8285 Tournament Drive
                 Suite 150                                   38125
            Memphis, Tennessee                               -----
            ------------------                              Zip Code
   (Address of principal executive offices)


Registrant's telephone number, including area code:      (901) 753-3200
                                                         --------------

Registrant's Former Name or Address, if changed since last report:    N/A

                               ------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01.    Entry into a Material Definitive Agreement

Approval of Annual Bonus Plan
-----------------------------

Effective as of December 26, 2004, Mueller Industries, Inc. (the "Company") adopted, subject to the approval of the Company's stockholders, the Mueller Industries, Inc. Annual Bonus Plan (the "Plan"). At the Company's 2005 Annual Meeting of Stockholders on May 5, 2005 (the "2005 Annual Meeting"), the Company's stockholders approved the Plan. The purpose of the Plan is to provide annual performance-based bonus compensation to certain of the Company's employees and to enable the Company to qualify bonuses it pays to executive officers as "performance-based compensation" that will be fully deductible by the Company, notwithstanding the $1,000,000 limit on deductible compensation imposed on the Company by of Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to certain executive officers. The Company's Chairman and Chief Executive Officer, and any other employee of the Company chosen by the Company's Compensation Committee, are eligible to participate in the Plan. To make an award under the Plan for any fiscal year, the Compensation Committee of the Board of Directors must, no later than 90 days after the beginning of such fiscal year, establish for each participant the performance goals for the year and the amount, or formula for determining the amount, of cash bonus to be paid to the participant based on achievement of the performance goals for the year. The performance goals will consist of one or more targeted levels of performance of the Company or any subsidiary, division or other unit of the Company with respect to one or more of the following objective measures:
(a) pre-tax earnings; (b) earnings per share; (c) operating income; (d) net sales; (e) total shareholder return; (f) net income; (g) funds from operations;
(h) funds from operations multiple; (i) earnings before interest expense, taxes, depreciation and amortization ("EBITDA"); (j) pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items; (k) operating margin; (l) return on equity; (m) return on capital; (n) return on investment; (o) operating earnings; (p) working capital; (q) ratio of debt to shareholders' equity; (r) market capitalization; (s) market capitalization defined by the Company's line of credit; (t) growth in funds from operations; (u) growth in net operating income; (v) return on invested capital;
(w) inventory levels or inventory turnover; (x) total net sales; (y) total gross profit or total gross profit percentage; (z) operating cash flow or free cash flow; (aa) economic value added; (bb) pre-interest and pre-tax expense return on average invested capital, which may be expressed on a current value basis; (cc) accounts receivable (measured in terms of days sales outstanding); (dd) operating expenses; (ee) sales growth; (ff) profit before taxes or profit after taxes less the Company's cost of capital; and/or (gg) net revenue. Any such targets may relate to one or any combination of two or more of corporate groups, units, divisions, affiliates or to individual performance. 2005 bonus awards will be based on the achievement of EBITDA goals, excluding extraordinary items. The maximum annual bonus that may be paid under the Plan to any participant in any fiscal year is $2,500,000.


Amendments to the Karp and O'Hagan Employment Agreements.
---------------------------------------------------------

On February 17, 2005, the Board of Directors of the Company approved an amendment to the Amended and Restated Employment Agreements between the Company and Harvey Karp, Chairman of the Board, and William D. O'Hagan, Chief Executive Officer (the "Karp Agreement" and the "O'Hagan Agreement," respectively), to eliminate the annual discretionary cash bonus to be paid to each executive and to provide that each executive shall participate in the Plan. The effectiveness of these amendments was subject to the approval of the Plan by the Company's stockholders at the 2005 Annual Meeting. On May 5, 2005, the Company's stockholders approved the Plan and the amendments became effective. The remaining terms and provisions of the Karp Agreement and the O'Hagan Agreement remain unchanged and continue in full force and effect.


Item 9.01.    Financial Statements and Exhibits.

Exhibit No.         Description of Exhibits
-----------         -----------------------

10.1                Mueller Industries, Inc. Annual Bonus Plan

10.2 Second Amendment to the Amended and Restated Employment Agreement, dated as of September 17, 1997, between Harvey Karp and Mueller Industries, Inc.

10.3 Second Amendment to the Amended and Restated Employment Agreement, dated as of September 17, 1997, between William
                    D. O'Hagan and Mueller Industries, Inc.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on May 10, 2005.


                                       MUELLER INDUSTRIES, INC.

                                       By:  /s/ Kent A. McKee
                                            -----------------
                                            Name: Kent A.  McKee
                                            Title:  Vice-President and Chief
                                                    Financial Officer



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                                  Exhibit Index


Exhibit No.         Description
-----------         -----------

10.1                Mueller Industries, Inc. Annual Bonus Plan

10.2 Second Amendment to the Amended and Restated Employment Agreement, dated as of September 17, 1997, between Harvey Karp and Mueller Industries, Inc.

10.3 Second Amendment to the Amended and Restated Employment Agreement, dated as of September 17, 1997, between William
                    D. O'Hagan and Mueller Industries, Inc.